SUB-ADVISORY AGREEMENT
                    BETWEEN HIGHMARK CAPITAL MANAGEMENT, INC.
                                AND BAILARD, INC.
                                     FOR THE
                    HIGHMARK INTERNATIONAL OPPORTUNITIES FUND


This AGREEMENT is executed as of April 3rd, 2006 and made effective as of April 3rd, 2006, by and between HIGHMARK CAPITAL MANAGEMENT, INC. ( "Adviser") and BAILARD, INC., a California corporation, which is an investment adviser registered under the laws of the United States as an investment adviser under the Investment Advisers Act of 1940 ("Sub-Adviser").

WHEREAS, Adviser is the investment adviser for HighMark Funds (the "Trust"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, Adviser's parent, Union Bank of California N.A., ("Bank") serves as Custodian for HighMark Funds ("Custodian") and provides certain other services for the HighMark Funds series of mutual funds (the "Funds");

WHEREAS, Adviser is the Administrator for the Funds, SEI Investments Global Funds Services is the Sub-Administrator, and SEI Investment Distribution Co. is the Distributor of the Funds (the latter two companies called collectively, the "SEI Companies"); and

WHEREAS, Adviser desires to retain Sub-Adviser to provide the services set forth herein with respect to the Trust's International Opportunities Fund (the "Fund").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth:

1.1 "33 Act" shall mean the Securities Act of 1933, the rules and regulations issued thereunder, as they may be amended from time to time.

1.2 "40 Act" shall mean the Investment Company Act of 1940, the rules and regulations issued thereunder, as they may be amended from time to time.

1.3  "Adviser" and "Administrator" shall mean HighMark Capital Management, Inc.

1.4 "Advisers Act" shall mean the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as they may be amended from time to time.

1.5 "Bank" and "Custodian" shall mean Union Bank of California, N.A., a national banking association organized under the laws of the United States.

1.6 "Sub-Administrator" and "Distributor" shall mean SEI Investments Global Funds Services and SEI Investments Distribution Co, respectively.

1.7 "Sub-Adviser" shall mean Bailard, Inc., a corporation formed under California law and registered as an investment adviser under the Advisers Act.

2. APPOINTMENT. Adviser hereby appoints Sub-Adviser to provide the sub-advisory services specified herein to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

3.  DELIVERY OF DOCUMENTS.

3.1 Adviser has furnished or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following:

         (a) Copies of the Declarations of Trust establishing the HighMark Funds and the By-Laws of the Trust;

         (b) Resolutions of the Trust's Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

         (c) The Trust's Registration Statement on Form N-1A under the 33 Act (File No. 33-12608) and the 40 Act as filed with the SEC, and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds;

         (d) The Trust's most recent prospectus and Statement of Additional Information for the Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the "Prospectus");

         (e) Adviser's Form ADV Part II; and

         (f) Such other materials and documents as Sub-Adviser shall reasonably request.

Adviser will furnish Sub-Adviser with copies of all amendments of or supplements to the foregoing promptly following adoption of such amendments or supplements.

3.2 Sub-Adviser has furnished or will furnish Adviser with copies properly certified or authenticated of each of the following:

         (a) Sub-Adviser's Form ADV Part II; and

         (b) Such other materials and documents as Adviser shall reasonably request.

Sub-Adviser will furnish Adviser with copies of all amendments of or supplements to the foregoing promptly following adoption of such amendments or supplements.

4.       MANAGEMENT:

4.1 Subject to the supervision of the Trust's Board of Trustees and of Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, the assets of the Fund and shall have full discretionary management authority with respect to the assets of the Fund, and in connection therewith is authorized to place all orders for the purchase and sale of securities, on behalf of the Fund, as Sub-Adviser shall determine to be appropriate. Sub-Adviser is also authorized, subject to periodic approvals of authorized persons by the Board of Trustees, to instruct Custodian to settle trades executed on behalf of the Fund. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund investments, and will comply with the investment objectives, policies and restrictions of the Fund stated in the Fund's Prospectus as provided to Sub-Adviser from time to time and compliance policies and procedures furnished to Sub-Adviser by Adviser from time

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


to time (provided that Sub-Adviser is provided with reasonable notice of any change to the Fund's investment objectives, policies and restrictions).

4.2 Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser shall also make itself reasonably available to the Trust's Board of Trustees at such times as the Board of Trustees shall request.

4.3 Sub-Adviser represents and warrants that it is and shall remain in compliance with all applicable United States Securities and Exchange Commission ("SEC") Rules and Regulations pertaining to its investment advisory activities and agrees that it:

         (a) will use at least the same skill and care in providing such services as it uses in providing services to fiduciary accounts in the United States for which it has investment responsibilities;

         (b) will maintain its registration with the SEC as an investment adviser under the Advisers Act and will conform with all applicable laws, rules and regulations pertaining to its investment advisory activities;

         (c) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In providing the Fund with investment supervision, Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Fund and the Trust that Sub-Adviser or Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers solely on the basis of seeking the most favorable price and efficient execution. Therefore, Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to the general supervision of, and guidelines from time to time established by, Adviser, and reviewed by the Trust's Board of Trustees with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to Sub-Adviser in connection with its or its affiliates' services to other clients.

         On occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-Adviser, Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients. In no instance will portfolio securities be purchased from or sold to Adviser, Sub-Adviser, the SEI Companies, or any affiliated person of any of the Trust, Adviser, Sub-Adviser, the Administrator, the Sub-Administrator, the Distributor, or any entity that Adviser has identified to Sub-Adviser in writing, except as may be permitted under the 40 Act. Adviser shall supply Sub-Adviser with a list of all such persons and any amendments to such list as may be necessary from time to time. The Sub-Adviser acknowledges that the Fund and other mutual funds advised by the Adviser (collectively, the "fund complex") may engage in transactions with certain sub-advisers in the fund complex (and their affiliated persons) in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 40 Act. Accordingly, the Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of a fund in the fund complex, or an

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


affiliated person of a sub-adviser, concerning transactions for a fund in securities or other fund assets. In the event the Fund becomes a multi-managed fund, the Sub-Adviser shall be limited to managing only the discrete portion of the Fund's portfolio as may be determined from time-to-time by the Trust's Board of Trustees or the Adviser, and shall not consult with the other sub-adviser(s) as to any other portion of the Fund's portfolio concerning transactions for the Fund in securities or other Fund assets.

         (d) will report regularly to Adviser and will make appropriate persons available for the purpose of reviewing at reasonable times the management of the Fund with representatives of Adviser and the Board of Trustees, including, without limitation, review of the general investment strategy of the Fund, the overall performance of the Fund in relation to standard industry indices which have been agreed upon between Adviser and Sub-Adviser and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

         (e) will maintain books and records with respect to the Trust's securities transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 40 Act and will furnish Adviser and the Trust's Board of Trustees such periodic and special reports as Adviser or the Board of Trustees may request;

         (f) will act upon instructions from Adviser that are not inconsistent with the fiduciary duties undertaken hereunder; and

         (g) will treat confidentially and as proprietary information of the Trust all such records and other information relative to the assets of the Fund maintained by Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Board of Trustees, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities.

         (h) Sub-Adviser shall have the right to execute and deliver, or cause its nominee to execute and deliver, all proxies and notices of meetings and other notices affecting or relating to the securities of the Fund.

5. BOOKS AND RECORDS. Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein or as may be necessary for Sub-Adviser to supply to Adviser, the Fund or its Board of Trustees the information required to be supplied under this Agreement. In compliance with the requirements of Rule 31a-3 under the 40 Act, Sub-Adviser hereby agrees that certain records which it maintains for the Fund are also the property of the Fund, and further agrees to surrender promptly to the Trust a duplicate of any of such records, upon the Trust's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 40 Act the records required to be maintained by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 40 Act for the Fund. Sub-Adviser may delegate its responsibilities under this paragraph to affiliates that perform custody and/or fund accounting services for the Fund, which delegation shall not, however, relieve Sub-Adviser of its responsibilities under this paragraph 5.

6. EXPENSES. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Trust, unless otherwise stated in this Agreement.

7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued and payable in accordance with Schedule A hereto. From time to time, Sub-Adviser may, in its sole discretion, agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement.

8. SERVICES TO OTHERS. Adviser understands, and has advised the Trust's Board of Trustees, that Sub-Adviser now acts and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. Adviser has no objection to Sub-Adviser's acting in such capacities, as long as such services do not impair the services rendered to Adviser or the Fund, and Adviser recognizes and has advised the Trust's Board of Trustees that, in some cases, this may adversely affect the size of the position that the Fund may obtain in a particular security. In addition, Adviser understands, and has advised the Trust's Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser's duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. Notwithstanding any of the foregoing, Sub-Adviser shall obtain Adviser's prior written consent (a copy of which shall concurrently be provided to the Trust's Board of Trustees) before it or any of its employees act as an investment adviser, sub-investment adviser, portfolio manager and/or administrator to any investment company or series thereof other than to the Fund or any other fund or funds of the trust. Such consent may not be unreasonably withheld by Adviser.

9. LIMITATION OF LIABILITY. Sub-Adviser shall not be liable for any error or judgment or for any loss suffered by the Fund or Adviser in connection with the performance of its obligations under this Agreement or for having executed Adviser's instructions , except a loss resulting from a breach of Sub-Adviser's fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 40 Act), or a loss resulting from Sub-Adviser's willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state or federal law which cannot be waived or modified hereby.

10. INDEMNIFICATION. Adviser and Sub-Adviser each agree to indemnify the other against loss or liability to such other party (including reasonable attorneys' fees) arising out of any third party claim based on any action taken or not taken in the performance of its obligations under this Agreement on the part of the indemnified party unless the indemnified party's action or inaction involves willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under this Agreement.

11. DURATION AND TERMINATION. This Agreement will become effective as of the date hereof, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements under the 40 Act, and, unless sooner terminated as provided herein, will continue in effect for two (2) years.

Thereafter, if not terminated, this Agreement will continue in effect for the Fund for successive periods of 12 months, each ending on the day preceding the annual anniversary of the Agreement's effective date, provided that such continuation is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not interested persons of the Trust, Sub-Adviser, or Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust's Board of Trustees or by the vote of majority of all votes attributable to the outstanding Shares of the Fund.

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


Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without penalty, on sixty (60) days' written notice to Sub-Adviser by Adviser, by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated at any time, without penalty, on sixty (60) days' written notice by Sub-Adviser to Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested persons" and "assignment" have the same meaning as when such terms appear in the 40 Act.)

12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13. SUB-ADVISER INFORMATION. During the term of this Agreement, Adviser agrees to furnish Sub-Adviser at Sub-Adviser's principal office, all prospectuses, proxy statements, reports to stockholders, sales literature or other materials prepared for distribution to stockholders of the Fund, the Trust, or the public, that refer to Sub-Adviser. Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees, agents, its affiliates, or the Bank that refer to Sub-Adviser in any way are consistent with those materials previously published. Sales literature may be furnished to Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

14. INDEPENDENT CONTRACTOR. In the performance of its duties hereunder, Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or Adviser in any way or otherwise deemed to be an agent of the Fund or Adviser. If any occasion should arise in which Sub-Adviser gives any advice to its clients concerning the shares of the Fund, Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

15. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

16. NOTICES. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed as set forth below:

To Adviser at:
HighMark Capital Management, Inc.
350 California Street - Suite 1600
San Francisco, CA  94104
Attention:  Earle A. Malm II, President & CEO

To the Sub-Adviser at:

Bailard, Inc.
950 Tower Ln, Suite 1900
Foster City, CA  94404
Attention: Barbara Bailey

To the Trust, the Trustees or the Fund at:
HighMark Funds
c/o SEI Investments Global Funds Services
and SEI Investments Distribution Co.
One Freedom Valley Rd.
Oaks, Pennsylvania  19456
Attention:   Legal Department

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


Parties agree that they shall not be bound by the terms of any changes in policies, procedures, or contracts until notice has been received as set forth in this Agreement.

17. CHANGE OF LAW . Where the effect of a requirement of the 40 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

18. MISCELLANEOUS .

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be governed by the laws of the Commonwealth of Massachusetts.

The names "HighMark Funds" and "Trustees of the HighMark Funds" refer, respectively, to the Trust created, and the Trustees as trustees (but not individually or personally), acting from time to time under, the Declaration of the Trust, dated March 10, 1987, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of HighMark Funds entered in the name or on behalf thereof by any of the Trustees, or its representatives or agents, are made not individually but only in such capacities and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Fund must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officer designated below as of the day and year first above written.


HIGHMARK CAPITAL MANAGEMENT, INC.            BAILARD, INC.



By: /s/Earle A. Malm II                      By: /s/P.M. Hill
====-------------------                          -------------
      Name: Earle A. Malm II                     Name: Peter Hill
      Title: President & CEO                     Title: Chief Investment Officer

                             SUB-ADVISORY AGREEMENT
                    BETWEEN HIGHMARK CAPITAL MANAGEMENT, INC.
                                AND BAILARD, INC.

                                   SCHEDULE A

                        INTERNATIONAL OPPORTUNITIES FUND



Bailard, Inc. will receive as a Sub-Advisory fee 50% of the total gross investment advisory fee of the Fund for which it serves as Sub-Adviser. The "total gross investment advisory fee" means the advisory fee received by HighMark Capital Management, Inc. reduced by the application of any breakpoints but not reduced by the effect of any fee waivers.

The following schedule of breakpoints will determine the total gross investment advisory fee to be charged including the application of breakpoints but excluding any other fee waivers taken by the Adviser.

The total gross investment advisory fee (in basis points) is shown below. The fee applicable to each dollar of assets under management ("AUM") declines as AUM increases. "Assets under management" means all net assets, including cash and cash equivalents.



-------------------------------------------------------------- ----------------------- ---------------------------
                          Fund AUM                                  Advisory Fee            Sub-Advisory Fee
-------------------------------------------------------------- ----------------------- ---------------------------
Up to $250 Million                                                     0.950%                    0.475%
-------------------------------------------------------------- ----------------------- ---------------------------
Over $250 Million and not greater than $500 Million                    0.900%                    0.450%
-------------------------------------------------------------- ----------------------- ---------------------------
Over $500 Million and not greater than $1 Billion                      0.850%                    0.425%
-------------------------------------------------------------- ----------------------- ---------------------------
Over $1 Billion                                                        0.800%                    0.400%
-------------------------------------------------------------- ----------------------- ---------------------------


For example, if AUM of HighMark International Opportunities Fund were $600 million, the advisory fee would be calculated as 0.950% of the first $250 million plus 0.900% of the next $250 million plus 0.850% of $100 million.


The Sub-Advisory fee shall be payable by the Adviser. It shall be computed on the average daily net assets of the Fund subject to the Agreement, and calculated as of the last business day of each calendar month. The fee shall be payable within 10 business days of the end of each month.


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